                                                                 EXHIBIT 4.3 (a)



                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This Amendment No. 1 (this "Amendment No. 1") to the Rights Agreement dated as of March 28, 1991 (the "Rights Agreement"), between Cabot Oil & Gas Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent").

                                  WITNESSETH:

         WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

         WHEREAS, the Company and the Rights Agent have agreed to amend the Rights Agreement as more fully set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Definitions of Terms. Terms contained in this Amendment No. 1 to the Rights Agreement that are defined in the Rights Agreement shall for all purposes have the meanings ascribed to such terms in the Rights Agreement as from time to time supplemented, modified or amended, unless the context otherwise specifies or clearly requires.

         2. Definition of Acquiring Person. The definition of "Acquiring Person" contained in Section 1 of the Rights Agreement is hereby amended in its entirety to read as follows:

                 "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include any Exempt Person; provided that a Person shall not become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of any additional shares of Common Stock or any other Person who is the Beneficial Owner of any shares of Common Stock shall become an Affiliate or Associate of such Person; and provided further, that Washington Energy Company, a Washington corporation ("WECO"), shall not be an Acquiring Person solely (i) as a result of the receipt of 2,133,000 shares of Common Stock and 1,134,000 shares of
         6% Convertible Redeemable Preferred Stock ("6% Preferred Stock") of the Company
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         to be issued pursuant to the Agreement of Merger dated February  ,
         1994 (the "WECO Merger Agreement"), among the Company, COG Acquisition Company, a Delaware corporation and a wholly owned subsidiary of the Company, Washington Energy Resources Company, a Washington corporation and a wholly owned subsidiary of WECO, and WECO, (ii) as a result of the conversion of the 6% Preferred Stock or the redemption of any shares of the 6% Preferred Stock for Common Stock or (iii) as a result of the purchase of a number of shares of Common Stock which will result in WECO being the Beneficial Owner of 20% of the voting stock of the Company (as determined in accordance with generally accepted accounting principles) (or such lesser number of shares as would then entitle WECO to equity accounting treatment with respect to its investment in the Company), unless WECO shall sell or otherwise dispose of any securities of the Company received by it pursuant to the WECO Merger Agreement, at which time clause (iii) of this proviso shall cease to have any effect, and WECO shall be deemed to be an Acquiring Person if it, or any of its Affiliates or Associates, thereafter becomes the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a stock split, stock dividend or similar recapitalization) such that WECO, together with its Affiliates and Associates, would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.

         3. No Modification. Except as otherwise provided herein, this Amendment No. 1 to the Rights Agreement shall not alter or modify the terms of the Rights Agreement.

         4. Section and Paragraph Headings. The section and paragraph headings in this Amendment No. 1 to the Rights Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 1 to the Rights Agreement.

         5. Counterparts. This Amendment No. 1 to the Rights Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         6. Governing Law. This Amendment No. 1 to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
1 to the Rights Agreement to be duly executed as of the 23rd day of February, 1994.

                                          CABOT OIL & GAS CORPORATION

                                          By:   /s/ JOHN U. CLARKE
                                             ---------------------------------
                                             Name:   John U. Clarke
                                                  ----------------------------
                                             Title:  Executive Vice President
                                                   ---------------------------


ATTEST:


     /s/ LISA A. MACHESNEY
------------------------------
Name:    Lisa A. Machesney
     -------------------------
Title:   Secretary
       -----------------------




                                          THE FIRST NATIONAL BANK OF BOSTON


                                          By:   /s/ JEANNE ROSS
                                             ---------------------------------
                                             Name:  Jeanne Ross
                                                  ----------------------------
                                             Title: Administration Manager
                                                   ---------------------------


ATTEST:


     /s/ ANDREW MARCH
------------------------------
Name:    Andrew March
     -------------------------
Title:   Account Manager
      ------------------------




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